NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 4, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 23, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the reclassification of Hubbell Incorporated’s dual-class common stock into a single class of common stock, each share of the Company’s Class A common stock was converted into $28.00 in cash and one (1) share of ‘New’ Hubbell Incorporated Common Stock and each share of the Company’s Class B common stock, will be converted into one (1) share of ‘New’ Hubbell Incorporated Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 24, 2015.